FEDNAT HOLDING COMPANY REPORTS
FIRST QUARTER 2021 RESULTS

Sunrise, Florida, May 4, 2021 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three months ended March 31, 2021.

Q1 2021 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $19.4 million or $(1.35) per diluted share compared to net income of $2.1 million or $0.15 per diluted share.
•Adjusted operating loss of $19.4 million or $(1.35) per diluted share as compared to adjusted operating income of $4.3 million or $0.30 per diluted share.
•$18.3 million of claims, net of reinsurance recoveries, pre-tax, from catastrophe losses driven primarily by Winter Storm Uri ("Uri"), which caused heavy residential damage in Texas, as previously communicated.
•$174.2 million of gross written premiums, compared to $173.0 million.
•Gross loss ratio, excluding catastrophe losses, of 36.5% and gross expense ratio of 26.0%, as compared to 38.4% and 25.9%, respectively, in the first quarter of 2020.
•Combined ratio of 189.0%, up 83.7 percentage points, including 33.0 points of net catastrophe losses in the period.
•$13.6 million of incremental ceded premiums related to additional excess-of-loss reinsurance purchases and reinstatement premiums from 2020/2021 treaty year retention events.
•Florida homeowners in-force policies decreased 17.9% to approximately 197,000, while Florida gross premiums written increased 0.4%, reflecting continued execution of our strategy to limit our Florida exposure while increasing revenue per policy, until rates more accurately reflect increased costs of claims and reinsurance.
•6.4% increase in non-Florida homeowners in-force policies to approximately 149,000, in-line with our geographic diversification strategy.
•On March 15, 2021, the Company closed an underwritten public offering of 3,500,000 shares of its common stock for net proceeds of approximately $15.1 million. Subsequent to the first quarter, on April 20, 2021, FedNat raised $21.0 million from a convertible notes offering.
•Non-insurance company liquidity of $71 million at March 31, 2021.
•Book value per share decreased $3.03, or 26.3%, to $8.50 as compared to $11.53 as of December 31, 2020, due primarily to a net loss of $(1.35) per share, issuance of common stock of $1.05 per share and unrealized losses on our fixed-income portfolio of $(0.50) per share, each for the three months ended March 31, 2021.

Mr. Michael H. Braun, FedNat’s Chief Executive Officer, said "Our first quarter results were impacted by higher-than-expected catastrophe losses primarily from Winter Storm Uri which caused heavy residential damage in Texas in February. I want to thank our dedicated staff for continuing to demonstrate FedNat’s commitment to providing our policyholders and partner agents with the highest quality service in their time of need.”

Mr. Braun continued, “This winter storm was the sixth severe weather event to impact FedNat since July 1, which has resulted in challenging times for the Company financially. To meet these challenges, FedNat took action to conserve liquidity at the holding company and maintain appropriate capital positions at our insurance companies. FedNat recently completed two capital raising transactions which raised gross proceeds of $38 million and purchased additional reinsurance coverage to help provide more protection and statutory surplus relief for our insurance companies. We continue to execute on our initiatives to improve the profitability of our homeowners business and build long-term value, including implementation of rate increases in both our Florida and non-Florida markets and reducing our Florida book of business until rates are more adequate. Based on the in-force book as of the fourth quarter of 2020, these rate increases would contribute over $90 million in incremental gross earned premium in 2021 and over $230 million of cumulative incremental premium in 2021 and 2022, as compared to 2020, when fully earned out in the first quarter of 2022. However, these multiple rate increases afford us the opportunity to hold our total in-force premiums flat while reducing our total policy counts and total insured values.”

Mr. Braun further added, “Insurance legislation was recently passed in Florida and now awaits the governor's signature. We are hopeful that this legislation will slow the persistently increasing cost of operating in Florida; however, we will remain cautious until we see evidence of potential benefits over the second half of 2021. In addition, as a result of our continued exposure management efforts to reduce our property exposures, we expect a reduction in the total spend on our catastrophe reinsurance program beginning July 1, 2021 due to our smaller portfolio of business. While we recognize there is pressure on reinsurance pricing, particularly on the working layers of our program, our lower anticipated total reinsurance spend beginning July 1 is a direct result of our smaller book of business, along with the cost of our recent subsequent purchases being fully recognized by June 30.”

Revenues

•Total revenue decreased $63.0 million or 54.4%, to $52.7 million for the three months ended March 31, 2021, compared with $115.7 million for the three months ended March 31, 2020. The decrease was driven by increases in ceded premiums earned from incremental quota share agreements and higher catastrophe reinsurance costs as well as lower net investment income and policy fees, partially offset by higher investment gains and other income, all of which are discussed in further detail below.
•Gross premiums written increased $1.2 million, or 0.7%, to $174.2 million in the quarter compared with $173.0 million for the same three-month period last year. Overall, Homeowners grew 0.2% as a result of rate actions that we have taken across our insurance subsidiaries, offset by our strategic reduction in policies in-force and exposure in the state of Florida, as a result of the challenging litigation environment.
•Gross premiums earned increased $3.4 million, or 2.0%, to $179.0 million for the three months ended March 31, 2021, as compared to $175.6 million for the three months ended March 31, 2020. The higher gross premiums earned was primarily driven by continued non-Florida growth.
•Ceded premiums increased $69.6 million, or 99.9%, to $139.3 million in the quarter, compared to $69.7 million the same three-month period last year. The increase was driven by approximately $23 million higher excess of loss reinsurance spend, as prices and overall property exposures increased this year as compared to last year. Included in this higher excess of loss reinsurance spend was $13.6 million of purchased supplemental coverage to backfill layers and gaps in coverage stemming from the non-cascading portion of our reinsurance tower and number of catastrophe events. Furthermore, we had approximately $24 million of additional ceded premiums related to the 80% quota-share treaty for FNIC's non-Florida book of business that became effective during the second half of 2020 and $20 million of additional ceded premiums related to quota-share treaties for FNIC's Florida book of business. The increase to ceded premium earned associated with the aforementioned quota-share treaties is largely offset by corresponding reductions in loss and LAE, and commission and other underwriting expenses when comparing the periods.
•Net investment income decreased $2.2 million, or 57.0%, to $1.7 million during the three months ended March 31, 2021, as compared to $3.9 million during the three months ended March 31, 2020. This decrease was driven by our smaller fixed income portfolio as well as a decline in the associated yield as a result of declining interest rates during the last year.
•Net realized and unrealized investment gains (losses) increased $2.9 million, to $0.1 million for the three months ended March 31, 2021, compared to $(2.8) million in the prior year period. We recognized ($0.1) million and $(3.3) million in unrealized investment gains (losses) for equity securities during these respective periods.
•Other income increased $2.6 million, or 50.7%, to $7.9 million in the quarter, compared with $5.3 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place, including the additional purchases, during the first quarter of 2021 as compared to the first quarter of 2020.

Expenses

•Losses and loss adjustment expenses (“LAE”) decreased $20.9 million, or 30.3%, to $48.0 million for the three months ended March 31, 2021, compared with $68.9 million for the same three-month period last year. The net loss ratio increased 55.7 percentage points, to 120.8% in the current quarter, as compared to 65.1% in the first quarter of 2020. The higher loss ratio was primarily the result higher catastrophe net losses as well as higher ceded premiums, as discussed earlier, which reduces net earned premiums, the denominator on the net loss ratio calculation, when comparing the periods. The first quarter 2021 catastrophe net losses were driven primarily by Winter Storm Uri, which caused heavy residential damage in Texas, primarily associated with freezing temperatures causing widespread instances of burst water pipes. The first quarter 2020 catastrophe net losses were driven primarily by a number of hail and wind related severe weather events. These higher catastrophe net losses were partially offset by higher quota share cessions for both FNIC Florida and non-Florida during the quarter.
•Our gross expense ratio was 26.0% during the three months ended March 31, 2021, as compared to 25.9% during the three months ended March 31, 2020. The net expense ratio increased 28.0% percentage points to 68.2% in the first quarter of 2021, as compared to 40.2% in the first quarter of 2020 due primarily to higher ceded reinsurance premiums in 2021, as discussed earlier.
•Commissions and other underwriting expenses decreased $15.4 million, or 42.2%, to $21.0 million for the three months ended March 31, 2021, compared with $36.4 million for the three months ended March 31, 2020. This decrease was primarily due to a higher ceding commission driven by the new quota-share treaties in FNIC's Florida and non-Florida books of business. Additionally, when comparing these periods, the decrease was partially offset by higher non-Florida acquisition related costs, which includes gross commissions, fees and other underwriting expenses as a result of premium growth.

•Income taxes (benefits) decreased $5.0 million, to $(4.9) million for the three months ended March 31, 2021, compared to $0.1 million for the three months ended March 31, 2020. This decrease is predominantly the result of the pre-tax loss during the current quarter as compared to income during the first quarter of 2020.

Subsequent Events

•On April 20, 2021, the Company closed on an offering and issued $21.0 million in aggregate principal amount of Senior Unsecured Notes due 2026 ("2026 Notes") bearing interest at a fixed rate of 5.0% per year, payable semi-annually. The 2026 Notes are convertible into shares of the Company's common stock at an initial conversion rate of 166.6667 shares per $1,000 principal amount of 2026 Notes, equivalent to an initial conversion price of $6.00 per share.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, May 5, 2021. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 6396507

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat Holding Company is a regional insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through its wholly owned subsidiaries FedNat Insurance Company, Maison Insurance Company and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida, Texas, Louisiana, Alabama, South Carolina and Mississippi. More information is available at https://www.fednat.com/investor-relations/.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended March 31,
	2021	2020	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(19,381)	$2,133	(1,008.6)%
Adjusted operating income (loss)	(19,415)	4,320	(549.4)%

Per Common Share
Net income (loss) - diluted	$(1.35)	$0.15	(1,003.4)%
Adjusted operating income (loss) - diluted	(1.35)	0.30	(546.8)%
Dividends declared	—	0.09	(100.0)%
Book value	8.50	17.15	(50.4)%
Book value, excluding AOCI	8.26	16.70	(50.6)%

Return to Shareholders
Repurchases of common stock	$—	$6,750	NCM
Dividends declared	—	1,302	(100.0)%
	$—	$8,052	(100.0)%

Revenue
Total revenues	$52,748	$115,699	(54.4)%
Adjusted operating revenues	52,656	118,524	(55.6)%
Gross premiums written	174,207	172,962	0.7%
Gross premiums earned	179,002	175,574	2.0%
Net premiums earned	39,745	105,910	(62.5)%

Ratios to Net Premiums Earned
Net loss ratio	120.8%	65.1%
Net expense ratio	68.2%	40.2%
Combined ratio	189.0%	105.3%

In-Force Homeowners Policies
Florida	197,000	240,000	(17.9)%
Non-Florida	149,000	140,000	6.4%
	346,000	380,000	(8.9)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Net premiums earned	$39,745	$105,910
Net investment income	1,674	3,892
Net realized and unrealized investment gains (losses)	92	(2,825)
Direct written policy fees	3,315	3,466
Other income	7,922	5,256
Total revenues	52,748	115,699

Costs and expenses:
Losses and loss adjustment expenses	48,016	68,930
Commissions and other underwriting expenses	21,031	36,355
General and administrative expenses	6,066	6,245
Interest expense	1,926	1,915
Total costs and expenses	77,039	113,445

Income (loss) before income taxes	(24,291)	2,254
Income tax expense (benefit)	(4,910)	121
Net income (loss)	$(19,381)	$2,133

Net Income (Loss) Per Common Share
Basic	$(1.35)	$0.15
Diluted	(1.35)	0.15

Weighted Average Number of Shares of Common Stock Outstanding
Basic	14,395	14,249
Diluted	14,395	14,312

Dividends Declared Per Common Share	$—	$0.09

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
	(In thousands)
Gross premiums written:
Homeowners Florida	$111,969	$111,547
Homeowners non-Florida	57,909	57,942
Federal flood	4,389	3,660
Non-core	(60)	(187)
Total gross premiums written	$174,207	$172,962

	Three Months Ended
	March 31,
	2021	2020
	(In thousands)
Gross premiums earned:
Homeowners Florida	$109,426	$116,100
Homeowners non-Florida	64,923	55,525
Federal flood	4,713	4,136
Non-core	(60)	(187)
Total gross premiums earned	$179,002	$175,574

	Three Months Ended
	March 31,
	2021	2020
	(In thousands)
Net premiums earned:
Homeowners Florida	$23,091	$68,054
Homeowners non-Florida	16,714	38,043
Non-core	(60)	(187)
Total net premiums earned	$39,745	$105,910

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$12,399	$13,827
All others	11,691	11,618
Ceding commissions	(19,460)	(2,899)
Total commissions	4,630	22,546

Fees	1,335	1,114
Salaries and wages	3,572	3,598
Other underwriting expenses	11,494	9,097
Total commissions and other underwriting expenses	$21,031	$36,355

	Three Months Ended
	March 31,
	2021	2020

Net loss ratio	120.8%	65.1%
Net expense ratio	68.2%	40.2%
Combined ratio	189.0%	105.3%
Gross loss ratio	96.3%	113.1%
Gross expense ratio	26.0%	25.9%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$411,718	$488,210
Equity securities, at fair value	3,106	3,157
Total investments	414,824	491,367
Cash and cash equivalents	69,694	102,367
Prepaid reinsurance premiums	217,068	278,272
Premiums receivable, net of allowance	40,762	50,803
Reinsurance recoverable, net	439,544	413,026
Deferred acquisition costs, net	23,976	25,405
Current and deferred income taxes, net	38,666	35,035
Other assets	41,191	32,262
Total assets	$1,285,725	$1,428,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$486,713	$540,367
Unearned premiums	361,995	366,789
Reinsurance payable and funds withheld liabilities	136,795	202,827
Long-term debt, net of deferred financing costs	98,724	98,683
Deferred revenue	6,909	7,187
Other liabilities	47,480	54,524
Total liabilities	1,138,616	1,270,377
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 17,313,461 and 13,717,908 shares issued and outstanding, respectively	173	137
Additional paid-in capital	184,792	169,298
Accumulated other comprehensive income (loss)	4,186	11,386
Retained earnings (deficit)	(42,042)	(22,661)
Total shareholders’ equity	147,109	158,160
Total liabilities and shareholders' equity	$1,285,725	$1,428,537

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,
	2021	2020
Revenue
Total revenues	$52,748	$115,699
Less:
Net realized and unrealized investment gains (losses)	92	(2,825)
Adjusted operating revenues	$52,656	$118,524

Net Income (Loss)
Net income (loss)	$(19,381)	$2,133
Less:
Net realized and unrealized investment gains (losses)	73	(2,132)
Acquisition and strategic costs	(9)	(27)
Amortization of identifiable intangibles	(30)	(28)
Adjusted operating income (loss)	$(19,415)	$4,320

Income tax rate assumed for reconciling items above	21.00%	24.52%

Per Common Share
Book value	$8.50	$17.15
Less:
AOCI	0.24	0.45
Book value, excluding AOCI	$8.26	$16.70